Exhibit 99.1
Copart, Inc.
For Immediate Release
Copart Acquires National Powersport Auctions
DALLAS (June 12, 2017) — Copart, Inc. (NASDAQ: CPRT) announced today that it has acquired Cycle Express, LLC, which conducts business primarily as National Powersport Auctions (NPA). NPA currently operates facilities in Atlanta, Cincinnati, Dallas, Philadelphia, and San Diego.
NPA predominantly auctions pre-owned powersports vehicles on behalf of financing companies, dealers and manufacturers.
“We are thrilled that NPA is now part of the Copart family and believe the team’s expertise will enhance our capabilities,” said Copart’s Chief Executive Officer Jay Adair. “NPA is the leader in the powersports auction industry and shares our ownership mindset, commitment to challenging the norm, and focus on delivering results.”
”We are very excited about teaming up with Copart,” said NPA Chief Executive Officer Cliff Clifford. “Leveraging Copart’s resources and capabilities with NPA’s industry expertise and market leadership will allow us to kick NPA into high gear. We’re looking forward to taking NPA to a whole new level of growth and success.”
About Copart
Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters, and in some cases, to end users. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers and vehicles sourced from individual owners. With operations in over 200 locations in 11 countries, Copart has more than 125,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), the United Arab Emirates, Oman and Bahrain (Copartmea.com), India (Copart.in), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register. Join the conversation and follow Copart on Facebook.
Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Melissa Perry, Executive Support Manager, Office of the Chief Financial Officer
972-391-5090 or melissa.perry@copart.com

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000